Exhibit 10.3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated as of the 8th day of September, 2006, is made and entered into on the terms and conditions hereinafter set forth, by and among ORION HEALTHCORP, INC., a Delaware corporation (the “Company”), PHOENIX LIFE INSURANCE COMPANY, a New York corporation (“Phoenix”) and BRANTLEY PARTNERS IV, L.P., a Delaware limited partnership (“Brantley” and together with Phoenix, “Investors”).

RECITALS:

1. The Company is a healthcare services organization that provides outsourced business services to physicians.

2. The Company intends to raise capital in the amount of $8,000,000 by issuing $4,650,000 of a new series of its common stock (the “Equity Investment”) and $3,350,000 in subordinated debt (the “Note Purchase”).

3. Investors desire to acquire an aggregate of $4,650,000 of a new series of Class D Common Stock of the Company, par value $0.001 per share (the “Class D Common Stock”) on the terms and conditions hereinafter set forth, and for the purpose hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the agreement of Investors to make the Equity Investment, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquisition Targets” shall mean Rand Medical Billing, Inc., On Line Alternatives, Inc. and On Line Payroll Services, Inc.

“Agreement” has the meaning set forth in the Preamble.

“Brantley” has the meaning set forth in the Preamble.

“Brantley Capital Shares” means 1,722,983 shares of Class B Common Stock issued in the name of Brantley Capital Corporation.

“Brantley Notes” means (i) that certain Convertible Subordinated Promissory Note dated June 1, 2005 in the original principal amount of $225,000, as amended on May 9, 2006 and August 8, 2006, and (ii) that certain Convertible Subordinated Promissory Note dated June 1, 2005 in the original principal amount of $1,025,000, as amended on May 9, 2006 and August 8, 2006.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Stock” means any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of a Person, including any and all warrants, rights or options to purchase any of the foregoing.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Class A Common Stock” means the Class A Common Stock, par value $0.001, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001, of the Company.

“Class C Common Stock” means the Class C Common Stock, par value $0.001, of the Company.

“Class D Common Stock” has the meaning set forth in the Recitals.

“Class D Shares” has the meaning set forth in Section 2.1.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the Exchange Act.

“Company Board Recommendation” has the meaning set forth in Section 3.1(cc).

“Company SEC Documents” has the meaning set forth in Section 3.1(g).

“Equity Investment” has the meaning set forth in the Recitals.

“Equity Investment Documents” means the documents and agreements entered into in connection with the Equity Investment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Financial Statements” has the meaning set forth in Section 3.1(g).

“Fiscal Year” means the Company’s Fiscal Year, which is the period of twelve consecutive calendar months ending on December 31.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

“Indemnified Party” has the meaning set forth in Section 5.1(a).

“Investors” has the meaning set forth in the Preamble.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Losses” has the meaning set forth in Section 5.1(a).

“Material Adverse Change” or “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of a Person and its Subsidiaries, taken as a whole; (b) a material adverse change in, or a material adverse effect upon, the ability of a Person and its Subsidiaries, taken as a whole, to perform the material obligations under any Equity Investment Document; or (c) a material adverse change in, or a material adverse effect upon the legality, validity, binding effect or enforceability against such Person of any Equity Investment Document to which it is a party.

“Note Purchase” has the meaning set forth in the Recitals.

“Note Purchase Documents” means the documents and agreements entered into in connection with the Note Purchase.

“Outstanding Class A Common Stock” means, as of the close of business on the Business Day that immediately precedes the Closing Date, the sum of (i) the then-outstanding shares of Class A Common Stock, (i) the number of shares of Class A Common Stock into which the then-outstanding shares of Class B Common

Stock are convertible (excluding the Brantley Capital Shares), (iii) the number of shares of Class A Common Stock into which the then-outstanding shares of Class C Common Stock are convertible, (iv) the number of shares of Class A Common Stock into which the Class D Shares would be convertible, assuming that such shares were issued as of such date, (v) the number of shares of Class A Common Stock into which the Brantley Notes are convertible, (vi) the number of shares of Class A Common Stock issuable upon exercise of the warrants and options of the Company specified on Schedule 1.1, solely to the extent that the exercise price of such warrants or options are equal to or less than the closing price of the Class A Common Stock as listed on the American Stock Exchange as of such date and (vii) the total number of shares of Class A Common Stock that have been granted as restricted stock units of the Company as specified on Schedule 1.1.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Phoenix” has the meaning set forth in the Preamble.

“Properly Contested” means, in the case of any taxes that are not paid as and when due or payable by reason of the Company’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such taxes are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) the Company has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such taxes will not have a Material Adverse Effect on the Company; (iv) if the taxes result from, or are determined by the entry, rendition or issuance against the Company or any of its assets of a judgment, writ, order or decree, execution on such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to the Company, the Company forthwith pays such taxes and all penalties, interest and other amounts due in connection therewith.

“Proxy Statement” has the meaning set forth in Section 2.4(a).

“Registration Rights Agreement” has the meaning set forth in Section 2.3.

“Required Company Stockholder Approval” has the meaning set forth in Section 3.1(bb).

“Second Amended and Restated Certificate” has the meaning set forth in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Significant Contracts” has the meaning set forth in Section 3.1(s).

“Special Committee” has the meaning set forth in Section 3.1(bb).

“Subsidiary” means any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding Capital Stock entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by a Person and/or any Subsidiary of such Person.

1.2  Terms Generally.  The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules are deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time.

ARTICLE 2

PURCHASE AND SALE; STOCKHOLDER APPROVAL

2.1  Sale and Issuance of the Class D Shares.  Subject to the terms and conditions contained herein, on the Closing Date:

(a) Phoenix will pay to the Company Three Million Dollars ($3,000,000) and the Company will issue and sell to Phoenix that number of shares of Class D Common Stock representing twelve and one half percent (12.5%) of the Outstanding Class A Common Stock; and

(b) Brantley will pay to the Company One Million Six Hundred Fifty Thousand Dollars ($1,650,000) and the Company will issue and sell to Brantley that number of shares of Class D Common Stock representing six and eight hundred seventy five one-thousandths percent (6.875%) of the Outstanding Class A Common Stock.

The shares of Class D Common Stock being issued and sold to Phoenix and Brantley are collectively referred to in this Agreement as the “Class D Shares”. The voting powers, preferences and other rights of the Class D Common Stock, and the qualifications, limitations or restrictions thereof, are set forth in the proposed Second Amended and Restated Certificate of Incorporation of the Company (the “Second Amended and Restated Certificate”), a draft copy of which is attached as Exhibit A to this Agreement.

2.2  Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized shares of Class A Common Stock, solely for the purpose of the issuance and delivery of the shares of Class A Common Stock issuable upon conversion of the Class D Shares, the maximum number of shares of Class A Common Stock that may be issuable or deliverable thereupon.

2.3  Registration Rights.  On the Closing Date, the Company shall grant to Investor the right to have the Class A Common Stock issuable upon conversion of the Class D Shares registered under the Securities Act, pursuant to the terms of a Registration Rights Agreement, substantially in the form of Exhibit B attached hereto (the “Registration Rights Agreement”).

2.4  Stockholder Approval.

(a) To the extent that stockholder approval of the issuance of the Class D Shares and/or the issuance of the warrants as part of the Note Purchase is required by the rules of the American Stock Exchange, as promptly as practicable after the execution of this Agreement, the Company will prepare and file with the Commission a proxy statement setting forth the time and place for holding of a special meeting of the stockholders of the Company for the purpose of obtaining the Required Company Stockholder Approval (the “Proxy Statement”). The Company will respond promptly to any comments of the Commission and will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable time.

(b) The Company Board Recommendation shall be included in the Proxy Statement, except that the Board of Directors of the Company may withdraw or modify in a manner adverse to Investors such recommendation only if the Special Committee determines, in good faith, after consultation with outside legal counsel, that such action is required in order for the directors of the Company to comply with their fiduciary duties to the stockholders of the Company.

2.5  Termination of Purchase Right.  Upon Closing and sale and issuance of the Class D Shares, the right of Brantley to purchase shares of Class A Common Stock for cash in an amount up to an aggregate of $3,000,000, as set forth in more detail in Section 2.4 of that certain Amended and Restated Stock Subscription Agreement, dated February 9, 2004, between the Company and Brantley, as amended, shall terminate.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1  The Company’s Representations.  In order to induce Investors to enter into this Agreement, the Company hereby represents and warrants to Investors that as of the date hereof and as of the Closing Date:

(a) Legal Status.  The Company is a corporation duly formed and validly existing under the laws of the State of Delaware. The Company has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the Registration Rights Agreement. The Company is duly qualified to do business and in good standing in each state in which a failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Authorization.  The Company has the requisite corporate power and authority to conduct its business and affairs as currently conducted. Except for obtaining the Required Company Stockholder Approval, the Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, without the consent or approval of any other person, firm, governmental agency or other legal entity. Except for obtaining the Required Company Stockholder Approval and any notices of sale required to be filed with the Commission under Regulation D of the Securities Act, or such post-closing filings as may be required under applicable federal or state securities laws, which will be timely filed within the applicable periods therefor, the execution and delivery of this Agreement, the issuance, sale and delivery of the Class D Shares, the execution and delivery of the Registration Rights Agreement, and the performance by the Company of its obligations thereunder are within the corporate powers of the Company and have been duly authorized by all necessary corporate action properly taken, and the Company has received all necessary governmental approvals, if any, that are required. The officer(s) executing this Agreement and the Registration Rights Agreement are duly authorized to act on behalf of the Company.

(c) Validity and Binding Effect.  This Agreement and the Registration Rights Agreement are the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

(d) Capitalization.  Attached hereto as Schedule 3.1(d) is a table showing the authorized and issued Capital Stock of the Company, as of the date hereof, on a fully diluted basis. As of the date hereof, the Company does not have outstanding any interests or securities convertible or exchangeable for any of its Capital Stock or containing any profit participation features, and does not have outstanding any rights or options to subscribe for or to purchase its Capital Stock or any stock appreciation rights or phantom stock plans, except as set forth on Schedule 3.1(d). Schedule 3.1(d) accurately sets forth the following with respect to all outstanding options and rights to acquire any of the Company’s Capital Stock: (i) the total number of shares (or equivalent) issuable upon exercise of all outstanding options; (ii) the range of exercise prices for all such outstanding options; (iii) the number of shares (or equivalent) issuable, the exercise price and the expiration date for each such outstanding option; and (iv) with respect to all outstanding options, warrants and rights to acquire the Company’s Capital Stock, the number of shares (or equivalent) covered, the exercise price and the expiration date. The Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock, except as set forth on Schedule 3.1(d). The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Capital Stock, and the offer, sale and issuance of the Class D Shares hereunder do not require registration under the Securities Act of 1933, as amended, or any applicable state securities laws.

(e) No Conflicts.  Except as set forth on Schedule 3.1(e) hereto, consummation of the transactions contemplated hereby and the issuance of the Class D Shares do not conflict with, and will not result in any breach of, or constitute a default or trigger a Lien under, (i) the certificate of incorporation or bylaws of the Company, (ii) any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, license, franchise or any other material instrument or agreement to which the Company or any of its

Subsidiaries is a party or by which the Company, any of its Subsidiaries or their respective properties may be bound or affected or to which the Company or any of its Subsidiaries has not obtained an effective waiver, except where such event would not reasonably be expected to have a Material Adverse Effect on the Company or (iii) any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company.

(f) Litigation.  Except as set forth on Schedule 3.1(f) hereto, there are no actions, suits, investigations, criminal prosecutions, civil investigative demands, impositions of civil fines or penalties, arbitrations, administrative hearings or other proceedings pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company’s property, any of its Subsidiaries or any property of any of such Subsidiaries, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company, or involving the validity or enforceability of any of the Equity Investment Documents at law or in equity, or before any Governmental Authority. Neither the Company nor any Subsidiary is subject to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

(g) SEC Filings.  The Company has furnished or made available to Investor true and complete copies of all reports or registration statements it has filed with the Commission under the Securities Act and the Exchange Act for all periods subsequent to December 14, 2004, all in the form so filed (collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and, as of its respective filing date, no Company SEC Document filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the Commission. No Company SEC Document filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Company SEC Documents became effective under the Securities Act. The Company’s financial statements, including the notes thereto, included in the Company SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP and present fairly the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods specified (subject, in the case of unaudited statements, to normal audit adjustments and footnote disclosures). Since the date of the most recent Company SEC Document, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(h) Other Agreements; No Defaults.  Except as set forth in the Company SEC Documents or on Schedule 3.1(h), neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, that, if a default occurs thereunder, such default would reasonably be expected to result in a Material Adverse Change to the Company. Except as set forth in the Company SEC Documents or on Schedule 3.1(h), neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including but not limited to this Agreement, which would reasonably be expected to result in a Material Adverse Change to the Company, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of the same.

(i) Compliance With Law.  The Company and each of its Subsidiaries have obtained all licenses, permits, approvals and authorizations necessary or required in order to conduct their respective business and affairs as heretofore conducted (other than where the failure to so obtain would not reasonably be expected to have a Material Adverse Effect on the Company) and has ensured that all required licenses are in full force and effect on the Closing Date and have not been revoked, suspended or otherwise limited. The Company and each of its Subsidiaries is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational, and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that any noncompliance, in the aggregate, cannot reasonably be expected to have a Material Adverse Effect on the Company.

(j) Statements Not False or Misleading.  No representation or warranty given as of the date hereof by the Company contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished by the Company to Investor pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(k) Valid Issuance of Class D Shares.  The Class D Shares that are being purchased and acquired by Investors hereunder, when issued, sold and delivered by the Company in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws, including containing the restrictive legend set forth in Section 3.2(i) hereof.

(l) Fees/Commissions.  Except for fees and expenses that may be owed to Stephens, Inc., the Company has not agreed to pay any finder’s fee, commission, origination fee or other fee or charge to any person or entity with respect to the Note Purchase or other transactions contemplated hereunder.

(m) Limited Offering of Shares.  Assuming the accuracy of the representations and warranties of Investors contained in Section 3.2 hereof, the offer and sale of the Class D Shares is not required to be registered pursuant to the provisions of Section 6 of the Securities Act or the registration or qualification provisions of the blue sky laws of any state. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Class D Shares or any other similar securities to any Person so as to bring the sale of the Class D Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

(n) Subsidiaries.  Schedule 3.1(n) hereto is a complete list of each corporation, partnership, joint venture, limited liability company, or other business organization in which the Company or any Subsidiary of the Company owns, directly or indirectly, any Capital Stock or other equity interest, or with respect to which the Company or any Subsidiary of the Company, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by the Company or such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business as a foreign corporation (or other entity) and is in good standing (or equivalent) in the jurisdictions listed on Schedule 3.1(n), which are the only jurisdictions where the properties owned or leased or the business transacted by it makes such licensing or qualification to do business as a foreign corporation (or other entity) necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) it is required so to qualify. The outstanding Capital Stock of each Subsidiary of the Company is validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.1(n), the Company and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on Schedule 3.1(n), free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind. Except where otherwise indicated herein or unless the context otherwise requires, any reference to the Company herein shall include the Company and all of its Subsidiaries.

(o) Trademarks, Patents, Etc.  Schedule 3.1(o) is an accurate and complete list of all patents, trademarks, trade names, trademark registrations, service names, service marks, copyrights, licenses, formulae and applications therefor owned by the Company or any of its Subsidiaries or used or required by the Company or any of its Subsidiaries in the operation of its business, title to each of which is, except as set forth on Schedule 3.1(o) hereto, held by the Company or a Subsidiary of the Company free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. Except as set forth on Schedule 3.1(o), the Company and its Subsidiaries own or possess adequate (and will use their best efforts to obtain as expediently as possible any additional) licenses or other rights to use all patents, trademarks, trade names, service marks, trade secrets or other intangible property rights and know how necessary to entitle the Company or such Subsidiary to conduct its business as presently being conducted. There is no pending infringement action, lawsuit, claim or complaint which asserts that the Company’s or any such Subsidiary’s operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any apparatus or method of the Company, any of its Subsidiaries or any adversely held trademarks, trade names, trademark registrations, service names, service marks or copyrights, and neither the Company nor any of its Subsidiaries is in any way making use of any confidential information or trade secrets of any person, except with the consent of such person. Except as set forth on Schedule 3.1(o), the Company and each of its Subsidiaries have taken reasonable steps to protect its proprietary information (except disclosure of source codes pursuant to licensing agreements) and is the lawful owner of the proprietary information free and clear of any claim of any third party. As used herein, “proprietary information” includes without limitation, (i) any computer programming language, software, hardware, firmware or related documentation, inventions, technical and nontechnical data related thereto and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by the Company or any of its Subsidiaries or marketing studies conducted by the Company or any of its Subsidiaries, all of which the Company considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties.

(p) Debt.  Schedule 3.1(p) is a complete and correct list of all credit agreements, indentures, purchase agreements, promissory notes and other evidences of indebtedness, guaranties, capital leases and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Company, any of its Subsidiaries or any of their respective properties is in any manner directly or contingently obligated, and the maximum principal or face amounts of the credit in question that are outstanding and that can be outstanding are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated on Schedule 3.1(p).

(q) Taxes.  The Company and each of its Subsidiaries has filed or caused to be filed all tax returns that are required to be filed (except for returns that have been appropriately extended by it), and has paid, or will pay when due, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any Governmental Authority, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being Properly Contested).

(r) Certain Transactions.  Except as set forth on Schedule 3.1(r) hereto, no officer, director or, to the knowledge of the Company, any member of their immediate families, nor any Subsidiary or affiliate of the Company is, directly or indirectly, interested in any material contract or agreement with the Company or any Subsidiary. Except as set forth on Schedule 3.1(r) hereto, the Company is not indebted, directly or indirectly, to any of its equityholders, officers or directors or, to the knowledge of the Company, their respective spouses or children, in any amount whatsoever, and none of said equityholders, officers or directors or, to the knowledge of the Company, any members of their immediate families, are indebted to any of the Company or any of its Subsidiaries or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm, corporation or other legal entity.

(s) Significant Contracts.  Schedule 3.1(s) is a complete and correct list of all contracts, agreements and other documents pursuant to which the Company or any of its Subsidiaries receives revenues in excess of $500,000 per Fiscal Year or has committed to make expenditures in excess of $500,000 per Fiscal Year (collectively, the “Significant Contracts”). Each such Significant Contract is in full force and effect as of the date hereof and the Company does not know of any reason why any such Significant Contract would not remain in full force and effect pursuant to the terms thereof.

(t) Environmental.  Except as set forth on Schedule 3.1(t) or the reports listed therein, the Company and each of its Subsidiaries has duly complied with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in material compliance with, the provisions of all applicable federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Except as set forth on Schedule 3.1(t) or the reports listed therein, neither the Company nor any Subsidiary has received written notice of, or knows of, any violations by the Company or any of its Subsidiaries of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.

(u) ERISA.  Neither the Company nor any Subsidiary of the Company has any pension plan that is sponsored, maintained or contributed to by the Company and that is subject to the requirements of Title IV of the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461, as amended from time to time. The Company and each of its Subsidiaries have operated and administered each of its welfare and pension plans in compliance with all requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time, except for such instances of noncompliance as have not resulted in and could not reasonably be expected to have a Material Adverse Effect on the Company.

(v) Title to Properties.  The Company and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its real properties and good title to its other assets, free and clear of all liens other than those liens set forth on Schedule 3.1(v).

(w) Registration Rights.  Except as set forth on Schedule 3.1(w) hereto, except as described in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

(x) Employees.  Neither the Company nor any of its Subsidiaries has had any current strikes, work stoppages or similar disputes which have resulted in or which the Company reasonably believes would be expected to have a Material Adverse Effect on the Company.

(y) Location of Properties, Places of Business.  The only jurisdictions in which the Company or any of its Subsidiaries maintains any tangible personal property or carries on business are as listed on Schedule 3.1(y) hereto. All billings for the supply of goods and services by the Company and its Subsidiaries are made from, and require payment to be made to, the chief executive office of the Company. Except as set forth on Schedule 3.1(y), neither the Company nor any of its Subsidiaries has, during the five years preceding the date of this Agreement, been known as or used any other corporate, trade or fictitious name, or acquired all or substantially all of the assets, Capital Stock or operating units of any Person. Neither the Company nor any of its Subsidiaries has, during the five years preceding the date of this Agreement, had a business location at any address other than addresses set forth on Schedule 3.1(y).

(z) Insurance.  The Company and each of its Subsidiaries carries or is covered by insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

(aa) Real Properties.  Schedule 3.1(aa) hereof sets forth, the address or tax parcel number of each parcel of real property in which the Company or any of its Subsidiaries has any estate or interest, together with a description of the estate or interest (e.g., fee simple, leasehold, etc.) held by the Company or such Subsidiary. The Company further represents and warrants that with respect to each parcel of such real property, neither it nor any of its Subsidiaries has entered into any leases, subleases or other arrangements for occupancy of space within such parcel, other than the leases described in Schedule 3.1(aa) hereof, and (v) each lease, sublease, or other arrangement in Schedule 3.1(aa) hereof, is in full force and effect, and, except as disclosed in Schedule 3.1(aa) hereof, or as otherwise disclosed to Investor in writing after the date hereof, there is not continuing any material default on the part of the Company or any of its Subsidiaries with respect to each lease, sublease, or other arrangement.

(bb) Fairness Opinion.  The Special Committee of the Company has received the written opinion of Valuation Research Corporation, an independent financial advisor to the Company, to the effect that, as of the date of this Agreement, the price to be paid for the Class D Shares is fair, from a financial point of view, to the

Company’s stockholders. The Company has provided a copy of such opinion to Investors, and such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

(cc) Special Committee; Board Recommendation; Required Vote.

(i) The special committee of independent directors of the Board of Directors of the Company (the “Special Committee”), at a meeting duly called and held, has, by unanimous vote of its members, (A) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of the stockholders of the Company, and (B) resolved to recommend that the stockholders of the Company approve the issuance of the Class D Shares pursuant to this Agreement (the “Company Board Recommendation”).

(ii) The affirmative vote of (x) holders of (1) a majority of the voting power of the outstanding shares of the Company’s common stock, voting together as a single class, and (2) a majority of the voting power of the outstanding shares of the Class B Common Stock and Class C Common Stock, voting as separate classes, to approve filing of the Second Amended and Restated Certificate and (y) holders of a majority of the voting power of the outstanding shares of the Company’s common stock, voting together as a single class to approve the issuance of the Class D Shares (collectively, the “Required Company Stockholder Approval”), are the only votes of the holders of any class or series of Capital Stock of the Company necessary to approve the issuance of the Class D Shares pursuant to this Agreement.

(dd) Foreign Assets Control Regulations, Etc.

(i) Except as a result of the identity or status of Investors, neither the sale of the Class D Shares by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither the Company nor any of its Subsidiaries is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended and is not a Person that, to its knowledge, engages in any dealings or transactions with any such Person.

(ee) Status under 1940 Act.  The Company is not subject to regulation under the Investment Company Act of 1940, as amended.

3.2  Representations of Each Investor.  Each Investor represents and warrants to the Company (as to itself only) that as of the date hereof and as of the Closing Date:

(a) Legal Status; Authorization.  Such Investor is (a) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (b) has the full power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement. The execution, delivery and performance by it of this Agreement and the Registration Rights Agreement and (a) has been duly authorized by all necessary action and (b) does not contravene the terms of its organizational documents, or any amendment thereof.

(b) Validity and Binding Effect.  This Agreement and the Registration Rights Agreement are the legal, valid and binding obligations of such Investor enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

(c) Fees/Commissions.  Such Investor has not agreed to pay any finder’s fee, commission, origination fee or other fee or charge to any person or entity with respect to the Equity Investment or other transactions contemplated hereunder.

(d) Accredited Investor; Purchase Entirely for Own Account.  Such Investor is an “accredited investor” as that term is defined in Rule 501 of the Securities Act and, in making the purchase contemplated herein, it is specifically understood and agreed that such Investor is acquiring the Class D Shares for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act.

(e) Restricted Securities.  Such Investor understands that the Class D Shares will not be registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Class D Shares indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

(f) Receipt of Information.  Such Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Class D Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Class D Shares, the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3.1 of this Agreement or the right of such Investor to rely thereon. Such Investor learned of this investment opportunity as a result of direct contact by the Company or an agent of the Company and not by means of advertising, publication or other written materials.

(g) Investment Experience.  Such Investor is experienced in evaluating and investing in securities, of companies in the development state and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Class D Shares. Such Investor also represents that it has not been organized for the purpose of purchasing the Class D Shares.

(h) Reliance Upon Investor’s Representations.  Such Investor understands that the Class D Shares are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Class D Shares hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D thereunder, and that the Company’s reliance on such exemption is based on the representations of Investors set forth herein. Such Investor realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Investor has in mind merely purchasing the Class D Shares being purchased by it for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Such Investor does not have any such intention.

(i) Legends.  The certificate evidencing the Class D Shares shall be endorsed with the legend substantially in the form set forth below, and such Investor covenants that, except to the extent such restrictions are waived by the Company, such Investor shall not transfer the securities represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (WHICH IN THE CASE OF ANY FINANCIAL INSTITUTIONAL HOLDER HEREOF MAY BE ITS INTERNAL COUNSEL) THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.”

ARTICLE 4

CLOSING; CONDITIONS TO CLOSING

4.1  Closing.  The purchase and sale of the Class D Shares shall take place at the offices of the Company, 1805 Old Alabama Road, Suite 350, Roswell, Georgia 33076 (the “Closing”) on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in this Article 4 (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”). Conditions precedent set forth in Section 4.2 below may be waived solely by both Investors in their sole discretion. Conditions precedent set forth in Section 4.3 below may be waived solely by the Company in its sole discretion. If the Agreement shall have been terminated pursuant to Section 6.1 hereof prior to the Closing Date, no Closing shall occur.

4.2  Conditions to Investors’ Obligations.  Investors’ obligations to purchase and pay for the Class D Shares at the Closing are subject to Investors determining, in their good faith discretion, that the following conditions have been satisfied (or Investors waiving, in their sole discretion, in writing the conditions that they have determined have not been satisfied), on or before the Closing Date:

(a) No Material Adverse Change.  Since June 30, 2006, there has not occurred a Material Adverse Change to the Company or any Acquisition Target.

(b) Representations, Warranties and Covenants.  Subject to the second sentence of this clause (b), the representations and warranties of the Company contained in Article 3 shall be true and correct in all material respects (without duplication of materiality qualifiers) on and as of the date when made and on and as of the Closing Date. The Company shall have delivered to each of the Investors all revisions to the representations in Sections 3.1(d), (g), (n), (o), (p), (q), (r), (s), (t), (v), (x), (y), and (aa) to give effect to the consummation of the Note Purchase and the acquisition of the Acquisition Targets, and such revisions shall be in form and substance satisfactory to the Investors in their good faith discretion. In addition, the Company will have performed, or shall have caused to be performed, all agreements, obligations and covenants required herein to be performed by it on or prior to the Closing Date.

(c) Consummation of the Note Purchase and the Acquisitions.  On or prior to the Closing Date, the Note Purchase and the acquisition of the Acquisition Targets shall have been consummated in accordance with the terms and conditions of the Note Purchase Documents, the applicable acquisition agreements and all applicable laws. On or prior to the Closing Date, the Company shall have delivered to each Investor pro forma financial statements of the Company and its Subsidiaries giving effect to the acquisition of the Acquisition Targets, the consummation of the Equity Investment and the Note Purchase, the closing of the senior financing provided for in Section 4.2(h) below, the retirement of the Brantley Capital Shares and the conversion of the Brantley Notes, the Class B Common Stock and the Class C Common Stock, and such pro forma financial statements shall be satisfactory to each Investor.

(d) Consent of Third Parties, Governmental Authorities, etc.  The Company shall have presented evidence satisfactory to Investors to the effect that (i) all consents, waivers and amendments required in connection with the consummation of the transactions related to this Agreement and the transactions contemplated hereby have been obtained, (ii) the transactions related to issuance of the Class D Shares shall not violate, or constitute or trigger the occurrence of a default or an event of default with respect to, any contractual obligations of the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries is in violation of or default under or with respect to any of its material contractual obligations.

(e) Stockholder Approval.  The Company shall have received the Required Company Stockholder Approval for the filing of the Second Amended and Restated Certificate and the consummation of the Equity Investment and the transactions contemplated by this Agreement on the terms and conditions approved by the Company Board Recommendation and such Company Stockholder Approval shall not be subject to any injunction or court, stock exchange or administrative proceeding challenging its legality, validity or effectiveness.

(f) Filing of Charter.  The Company shall have filed the Second Amended and Restated Certificate with, and it shall have been accepted by, the Secretary of State of Delaware.

(g) Reservation of Shares.  The Company shall have taken all corporate actions to reserve a sufficient number of shares of the Class A Common Stock for issuance on conversion of the Class D Shares.

(h) Senior Financing.  On or prior to the Closing Date, the Company shall have consummated a transaction with one or more lenders for the provision of not less than $6,500,000 of senior secured financing.

(i) Conversions; Repurchase.  On or before Closing, Brantley shall have converted the entire unpaid principal amount of, and any accrued but unpaid interest on, the Brantley Notes into shares of Class A Common Stock. On or before Closing, the Company shall have acquired all of the Brantley Capital Shares and have retired the same and/or all of the outstanding shares of Class B Common Stock and Class C Common Stock shall have been either converted into shares of Class A Common Stock or otherwise redeemed, repurchased or purchased by the Company.

(j) Equity Investment.  Contemporaneously with Closing, each other Investor shall have consummated the Equity Investment in all material respects in accordance with the terms and conditions of the Equity Investment Documents and all applicable laws.

(k) Certain Documents.  Each of the Investors shall have received the following closing documents, in form and substance satisfactory to such Investor, all of which shall, except as specified below, be fully executed originals, and shall be in full force and effect:

(i) stock certificates representing the Class D Shares to be acquired by such Investor hereunder; a Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each such stock certificate;

(ii) the Registration Rights Agreement, duly executed by the Company;

(iii) a certificate of the Secretary of State of Delaware as to the good standing of the Company in such jurisdiction dated as of a date within five (5) Business Days prior to the Closing Date;

(iv) a certificate, dated as of the Closing Date, of the secretary of the Company certifying (A) that the copies of the certificate of incorporation and the bylaws of the Company, attached thereto and as amended to date, are true, complete and correct, (B) that the copies of the resolutions of the directors of the Company, authorizing the transactions contemplated by this Agreement and issuance of the Class D Shares are true, complete and correct, (C) as to the incumbency of each Person executing this Agreement, and (D) as to any other matters reasonably requested by Investors;

(v) a certificate from an officer of the Company, in form and substance satisfactory to Investors, with respect to the satisfaction of the requirements under Sections 4.2(a), (b), (c), (e), (f), (g), (h) and (i) above;

(vi) a legal opinion of the Company’s counsel, in form and substance satisfactory to Investors; and

(vii) such other documents as such Investor may reasonably request in connection with this Agreement, and each such document shall be in form and substance reasonably satisfactory to such Investor. All fees and expenses of such Investor required to be paid pursuant to Section 7.2 hereof shall have been paid. Any withdrawals or modifications referred to in Section 2.4(b) hereof shall be satisfactory to such Investor in its sole discretion.

4.3  Conditions to the Company’s Obligations.  The Company’s obligations to issue and sell the Class D Shares at the Closing are subject to the Company determining, in its reasonable discretion, that the following conditions have been satisfied (or the Company waiving in writing the conditions that it has determined have not been satisfied), on or before the Closing Date:

(a) Representations, Warranties and Covenants.  The representations and warranties of each Investor contained in Article 3 shall be true and correct in all material respects (without duplication of materiality qualifiers) on and as of the Closing Date. In addition, Investors will have performed, or shall have caused to be performed, all agreements, obligations and covenants required herein to be performed by them on or prior to the Closing Date.

(b) Consummation of the Note Purchase.  On or prior to the Closing Date, the Note Purchase shall have been consummated in all material respects in accordance with the terms and conditions of the Note Purchase Documents and all applicable laws.

(c) Consent of Third Parties, Governmental Authorities, etc.  The Company shall have received evidence reasonably satisfactory to it to the effect that (i) all material consents, waivers and amendments required in connection with the consummation of the transactions related to this Agreement and the transactions contemplated hereby have been obtained, (ii) the transactions related to issuance of the Class D Shares shall not violate, or constitute or trigger the occurrence of an event of default with respect to, any contractual obligations of the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries is in violation of or default under or with respect to any of its material contractual obligations.

(d) Stockholder Approval.  The Company shall have received the Required Company Stockholder Approval for the filing of the Second Amended and Restated Certificate and the consummation of the Equity Investment and the transactions contemplated by this Agreement on the terms and conditions approved by the Company Board Recommendation and such Company Stockholder Approval shall not be subject to any injunction or court, stock exchange or administrative proceeding challenging its legality, validity or effectiveness.

(e) Filing of Charter.  The Company shall have filed the Second Amended and Restated Certificate with, and it shall have been accepted by, the Secretary of State of Delaware.

(f) Conversions; Repurchase.  On or before Closing, Brantley shall have converted the entire unpaid principal amount of, and any accrued but unpaid interest on, the Brantley Notes into shares of Class A Common Stock. On or before Closing, the Company shall have acquired all of the Brantley Capital Shares and have retired the same and/or all of the outstanding shares of Class B Common Stock and Class C Common Stock shall have been either converted into shares of Class A Common Stock or otherwise redeemed, repurchased or purchased by the Company.

(g) Certain Documents.  The Company shall have received the following closing documents, in form and substance satisfactory to the Company, all of which shall, except as specified below, be fully executed originals, and shall be in full force and effect:

(i) the Registration Rights Agreement, duly executed by Investors; and

(ii) such other documents as the Company may reasonably request in connection with this Agreement, and each such document shall be in form and substance reasonably satisfactory to the Company.

ARTICLE 5

INDEMNIFICATION; SURVIVAL

5.1  General Indemnification.

(a) The Company, without limitation as to time, will defend and indemnify each of the Investors and their respective officers, directors, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Indemnified Party as a result of, or arising out of, or relating to (A) any misrepresentation or breach of any representation or warranty made by the Company herein or (B) any breach of any covenant or agreement of the Company contained in this Agreement, other than in either case any Losses resulting from action on the part of such Indemnified Party to the extent they are a result of such party’s gross negligence or willful misconduct. The Company agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The obligations of the Company under this paragraph will survive any transfer of the Class D Shares and the termination of this Agreement. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Company will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.

(b) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is prejudiced thereby. The Company shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. Any Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (A) the Company has failed to assume the defense and employ counsel as provided herein, (B) the Company has agreed in writing to pay such fees and expenses of separate counsel or (C) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or the Company and representation of both the Company and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties. In the case of any circumstance described in clauses (A), (B) or (C) of the immediately preceding sentence, the Company shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for any related Indemnified Parties. The Company shall be liable only for settlement of any claim against an Indemnified Party made with the Company’s written consent.

5.2  Limitation of Damages.  Neither Investors nor the Company shall in any event be liable to the other party for special or consequential damages arising from this Agreement.

5.3  Survival.  All representations, warranties, covenants and agreements contained herein or made in writing by the Company or Investors in connection herewith (except as specifically set forth herein) shall survive the execution and delivery of this Agreement and consummation of the Equity Investment.

ARTICLE 6

TERMINATION

6.1  Termination.  This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing (notwithstanding the Company’s receipt of the Required Company Stockholder Approval):

(a) by mutual consent in writing of the Company and each Investor;

(b) (i) by any Investor, if there has been a breach of any covenant of the Company hereunder, or a breach of any of the representations and warranties of the Company made in Section 3.1 of this Agreement, or the failure of any condition to Closing set forth in Section 4.2 hereof, or (ii) by the Company, if there has been a breach of any covenant of any Investor hereunder, a breach of any of the representations and warranties of any Investor made in Section 3.2 of this Agreement or a failure of any of the conditions to Closing set forth in Section 4.3 hereof;

(c) by the Company or any Investor, if there shall be any law of any competent Governmental Authority that makes consummation of the transactions contemplated hereby, illegal or otherwise prohibited or if any order of any competent Governmental Authority prohibiting such transactions is entered and such order shall become final and non-appealable; and

(e) by any Investor, if the Closing shall have not occurred on or prior to December 31, 2006 for any reason whatsoever other than Investors breaching any of their undertakings hereunder or acting in bad faith.

6.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement, except for the provisions of this Section 6.2, Article 5, and Section 7.2, shall become void and have no effect, without any liability on the party of any party to this Agreement or their respective directors, officers, or stockholders. Notwithstanding the foregoing, nothing in this Section 6.2 shall relieve any party to this Agreement of liability for willful breach; provided, however, that if it shall be judicially determined that termination of this Agreement was caused by a willful breach of this Agreement, then, as the sole remedy of any party aggrieved by such breach (all other liability being hereby irrevocably waived by such aggrieved party and such aggrieved party hereby agrees not to assert any such other liability or any claim in connection therewith), the party to this Agreement found to have intentionally breached this Agreement shall indemnify and hold harmless such aggrieved party for the out-of-pocket costs, feels and expenses of its counsel, accountants, financial advisors and other experts and advisors incurred in connection with, as well as its other out-of-pocket fees and expenses directly incident to, the negotiation, preparation and execution of this Agreement and related documentation and the stockholders’ meeting.

ARTICLE 7

MISCELLANEOUS

7.1  Successors and Assigns Included in Parties.  Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors in title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of the Company or by or on behalf of each Investor shall bind and inure to the benefit of their respective heirs, legal representatives, successors in title and assigns, whether so expressed or not.

7.2  Costs and Expenses.  The Company agrees to pay upon demand all reasonable out-of-pocket costs and expenses of each of the Investors in connection with such Investor’s due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto.

7.3  Assignment.  No Investor may assign this Agreement or any rights or obligations hereunder, other than to affiliates of such Investor, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any permitted transferee shall agree in writing to be bound, with respect to the transferred securities, by the provisions hereof that apply to Investors. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Investor, except pursuant to a merger, recapitalization or other business combination transaction in which the surviving entity agrees in writing to assume all of the covenants, liabilities and obligations of the Company hereunder. Any assignment contrary to the terms hereof is null and void and of no force and effect. Notwithstanding the foregoing, nothing in this Agreement is intended to give any person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

7.4  Severability.  If any provision(s) of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

7.5  Article and Section Headings; Defined Terms.  Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

7.6  Notices.  Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy (delivery receipt confirmed) or two (2) Business Days after the date of mailing (or the next Business Day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

The address of each Investor is:

Phoenix Life Insurance Company
c/o Phoenix Investment Management, LLC
56 Prospect Street
Hartford, CT 06115
Attention: Paul Chute, Managing Director
Facsimile: (860) 403-7248

Brantley Partners IV, L.P.
Lakepoint
3201 Enterprise Parkway, Suite 350
Beachwood, Ohio 44122
Attention: Paul H. Cascio
Facsimile: (216) 464-8405

in either case, with a copy to:

Ober Kaler Grimes & Shriver, P.C.
120 East Baltimore Street
Baltimore, Maryland 21202
Attention: Jeffrey S. Kuperstock, Esq.
Facsimile: (410) 547-0699

The address of the Company is:

Orion HealthCorp, Inc.
1805 Old Alabama Road, Suite 350
Roswell, Georgia 33076
Attention: Terrence L. Bauer
Facsimile: (678) 832-1888

with a copy to:

Benesch Friedlander Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114
Attention: Ira C. Kaplan, Esq.
Facsimile: (216) 363-4588

7.7  Entire Agreement.  This Agreement and the other written agreements between the Company and Investors represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Class D Shares, the provision of this Agreement shall control. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company were not based upon any fact or material provided by Investors, nor was the Company induced or influenced to enter into this Agreement or the Registration Rights Agreement by any representation, statement, analysis or promise by Investors.

7.8  Governing Law; Amendment or Waiver.

(a) This Agreement shall be construed and enforced under the laws of the State of New York without regard to conflicts of laws.

(b) This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the prior written consent of Investors to such amendment, action or omission to act.

7.9  Counterparts  This Agreement may be executed in any number of counterparts (including by facsimile and by PDF transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

7.10  Construction and Interpretation.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that the Company, Investors and their respective agents have participated in the preparation hereof.

7.11  Consent to Jurisdiction; Exclusive Venue.  THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ALL STATE COURTS SITTING IN NEW YORK CITY FOR THE PURPOSE OF ANY LITIGATION TO WHICH ANY INVESTOR MAY BE A PARTY AND WHICH CONCERNS THIS AGREEMENT. IT IS FURTHER AGREED THAT VENUE FOR ANY SUCH ACTION SHALL LIE EXCLUSIVELY WITH COURTS SITTING IN NEW YORK CITY, UNLESS SUCH INVESTOR AGREES TO THE CONTRARY IN WRITING. THE COMPANY WAIVES ANY OBJECTION BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY COMPLYING WITH THE PROVISIONS FOR GIVING NOTICE AS SET FORTH IN THIS AGREEMENT. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ANY INVESTOR TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY SUCH INVESTOR OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

7.12  Waiver of Trial by Jury.  EACH OF THE INVESTORS AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTERCLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

THE COMPANY:

ORION HEALTHCORP, INC., a Delaware corporation

By:	/s/ Terrence L. Bauer
Name: Terrence L. Bauer
Title: President and Chief Executive Officer

INVESTORS:

PHOENIX LIFE INSURANCE COMPANY,
a New York corporation

By:	/s/ John H. Beers
Name: John H. Beers
Title: Vice President

BRANTLEY PARTNERS IV, L.P., a Delaware limited partnership

By:	Brantley Venture Management IV, L.P., its general partner

By:	/s/ Paul H. Cascio
Name: Paul H. Cascio
Title: General Partner